Exhibit 99.3
2006 Consolidated Financial Guidance Summary
(in millions, except per share amounts)

			Quarterly Mix
	Range		Q1	Q2	Q3	Q4
Revenue	$1,430	$1,450	23%	25%	25%	27%

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)(a)	$251	$264	21%	26%	25%	28%

Interest income, net	(0.4)	(0.7)
Depreciation and amortization	80.2	81.9	23%	24%	26%	27%
Non-cash stock-based compensation	48.2	49.2	26%	27%	26%	21%
Non-cash advertising	7.4	7.6	22%	16%	23%	39%
Income tax provision	22.3	23.3	20%	24%	26%	30%
Legal expense	0.8	0.8
Advisory expenses	4.1	4.1
Minority interest in WebMD Health Corp., net of tax	(0.6)	(0.2)

Net income	$89.0	$98.0	18%	25%	24%	33%

Adjusted EBITDA per diluted share	$0.84	$0.88

Net income per diluted share	$0.30	$0.33

(a)	See Annex A — Explanation of Non-GAAP Financial Measures
Operating Segments
Revenue:
* Emdeon Business Services — Approximately 57% of consolidated revenue in Q3 decreasing to 56% in Q4.
* Emdeon Practice Services — Approximately 22% of consolidated revenue in Q3 decreasing to 21% in Q4.
* WebMD — Approximately 18% of consolidated revenue in Q3 increasing to 19% in Q4.
* Porex — Approximately 6% of consolidated revenue for the remainder of the year.
* Inter-segment eliminations — Approximately 2.5% of consolidated revenue.
Adjusted EBITDA:
* Emdeon Business Services — Approximately 22% of segment revenue for the remainder of the year.
* Emdeon Practice Services — Approximately 15% of segment revenue for the remainder of the year.
* WebMD — Approximately 21% of segment revenue in Q3 increasing to 26% in Q4.
* Porex — Approximately 27-28% of segment revenue for the remainder of the year.
* Corporate — Approximately 3.2% of consolidated revenue.
Other Assumptions
* The 2006 Guidance includes expenses for the first six months of 2006, but does not reflect any projected expenses related to either the on-going Department of Justice Investigation or advisory expense associated with the evaluation of strategic alternatives for the Emdeon Business Services and Emdeon Practice Services segments.
* Adjusted EBITDA per diluted share and net income per diluted share are both calculated on an assumed share count of approximately 299 million.
* Non-cash stock-based compensation expense considers the January 1, 2006 adoption of SFAS 123R.
* Additional details on WebMD’s guidance can be found in the press release issued by WebMD on August 3, 2006.